Exhibit 99.1

October 5, 2005
FOR IMMEDIATE RELEASE

CONTACT:	D. Anthony Peay, Executive Vice President/Chief Financial Officer
(804) 632-2112

Traded: NASDAQ

Symbol: UBSH

UNION BANKSHARES INCREASES CASH DIVIDEND; TO CHANGE PAYMENT

FREQUENCY

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation has declared a semi-annual dividend of $.40 per share, a 14.3% increase from the semi-annual dividend paid November 1, 2004 and an 8.1% increase from the May 2, 2005 dividend. The dividend is payable on November 1, 2005 to shareholders of record as of October 20, 2005.

In addition, the Board announced that future dividends will be paid on a quarterly basis, replacing the current practice of paying dividends on a semiannual basis. It is currently anticipated that the shift to a quarterly dividend will begin on or about February 28, 2006.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Charlottesville and Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg (3 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors, Inc. provides a full line of mortgage products. The Bank of Williamsburg also owns an interest in Johnson Mortgage Company, LLC.

This press release may contain “forward looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks, uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.